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                                                                    EXHIBIT 99.1

CENTURY ALUMINUM COMPANY TO ACCELERATE ADDITIONAL ICELAND EXPANSION

MONTEREY, CA -- (MARKET WIRE) -- April 3, 2006 -- Century Aluminum Company (NASDAQ: CENX) announced today that Nordural ehf, its wholly owned subsidiary, will accelerate the further expansion of its Grundartangi, Iceland, primary aluminum plant from 220,000 metric tonnes per year (mtpy) to 260,000 mtpy. The construction of the expansion is expected to be completed by the fourth quarter of 2007.

Landsvirkjun, Iceland's national power company, has agreed to deliver short term excess power to facilitate early startup of the expansion and enable Nordural to make efficient use of its engineering and contractor resources.

Landsvirkjun plans to deliver power from July, 2007, until November, 2008, or beyond, when power for the expansion is expected to be available under a contract Nordural earlier entered into with Orkuveita Reykjavikur.

"We are grateful to Landsvirkjun for working with us so we can complete our next staged expansion at Grundartangi earlier than previously announced," Century chief executive officer Logan W. Kruger said. "This will enable us to shift our entire focus to the proposed Helguvik project in southwest Iceland sooner, and it should help us keep in place the highly skilled Icelandic team that has performed so well at Grundartangi. We are looking at developing Helguvik in stages. We believe doing so not only accommodates the timing of the development of energy resources, it also enables us to use Icelandic resources to the greatest extent possible, and it is the best overall approach for the national economy of Iceland."

Century's plant at Grundartangi, Iceland, which had a capacity of 90,000 mtpy, began production in February from an expansion project that will increase total plant capacity to 220,000 mtpy by the fourth quarter of 2006. In the United States, Century owns and operates a 244,000 mtpy primary aluminum plant at Hawesville, Kentucky and a 170,000 mtpy plant at Ravenswood, West Virginia. The company also owns a 49.67-percent interest in a 222,000 mtpy reduction plant at Mt. Holly, South Carolina. ALCOA Inc. owns the remainder of the plant and is the operating partner. With the completion of the Grundartangi expansion, Century's total capacity will stand at 745,000 mtpy by the fourth quarter of 2006. Century also holds a 50-percent share of the 1.25 million mtpy Gramercy Alumina refinery in Gramercy, Louisiana and related bauxite assets in Jamaica. Century's corporate offices are located in Monterey, California.

This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake,


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and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Contact:

Michael Dildine
831-642-9364
mdildine@centuryca.com


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